Exhibit 10.134

Commercial Net Lease for Part of Building

This lease is made by Báez-Pavón Insurance Group LLC, Landlord and La Rosa Realty LLC, Tenant.

Landlord is leasing to Tenant and Tenant is leasing from Landlord the following premises:

3388 Magic Oak Ln, Sarasota, Florida 34232

Part of Building only: Specifically, Tenant is leasing three office spaces, two on the left and one on the right.

As part of the lease, Tenant and Tenant’s employees and customers may use the following additional facilities in common with other tenants, employees, and customers:

Parking spaces: Side of the building

Restroom facilities: Two restrooms

Conference area: Meeting/conference area located in the rear of the unit.

Term of lease: This lease begins on January 1st, 2023, and ends on December 31st, 2023, with the option to renew.

Rent: Tenant will pay rent in advance on the 1st, of each month. Tenant’s first rent payment will be on January 1st, 2023, in the amount of One Thousand Two hundred Dollars ($1,200.00). The tenant will pay rent of $1,200.00 per month thereafter. The tenant will pay this rental amount for the entire term of the lease.

Late fee: There will be a late fee of Twenty-Five Dollars ($25.00) if rent is received after the 5th day of the month and an additional Five Dollars ($5.00) for each day thereafter.

Option to extend lease: Landlord grants Tenant the option to extend/renew this lease for an additional term of one year. To exercise this option, Tenant must give Landlord written or verbal notice on or before December 1st 2023. Tenant may exercise this option only if Tenant is in substantial compliance with the terms of the lease. The tenant will lease the premises on the same terms as in this lease except for the renewal price, subject to negotiation.

Security Deposit: Tenant has deposited Eight Hundred Dollars ($800.00) in the year 2020 with Landlord as security deposit for tenant’s performance of this lease. Landlord will refund the full security deposit to Tenant within 14 days following the end of the lease if Tenant returns the premises to Landlord in good

Improvements by Tenant: Tenant may make alterations and improvements to the premises only after obtaining the Landlord’s written consent. At any time before the lease expires, the Tenant must remove any of Tenant’s alterations and improvements, as long as Tenant repairs any damages caused by attaching the items to or removing them from the premises including wall color. The tenant may change the wall color but must return the premises to the original white wall color.

Tenant’s use of premises: Tenant will the premises for the purpose of Real Estate office and meeting only. The Tenant may also use the premises for purpose reasonable related to the main use.

Landlord’s Representations: Landlord represents that:

A.	At the beginning of the term of the lease, the premises will be properly zoned for tenant’s stated use and will be following all applicable laws and regulations.

B.	The premises will not be used for storage or disposal of any toxic or hazardous substances, and Landlord has received no notice of any government authority concerning removal of any toxic or hazardous substance from the property.

Utilities and services: Landlord will pay for all utilities, including water, electric and trash collection. Tenant will pay Fifty dollars ($50.00) per month to Landlord for internet services. The tenant will pay for internet services on the lst day of each month in addition to the rent amount.

Maintenance and Repair of Common Areas: Landlord and tenant will maintain and make all necessary repairs to the common areas of the building and adjacent premises and keep these areas safe and free of trash.

Maintenance and Repair of Leased Premises: Landlord will maintain and make all necessary repairs to the following parts of the building in which the leased premises are located:

Interior common walls, plumbing system, Electrical system, Heating, Air conditioning systems.

The tenant will maintain and repair the leased premises and keep the leased premises in good condition except for those items specified above as being the Landlord’s responsibility. The tenant will repair any wall damage to leased areas.

Insurance: Landlord and Tenant release each other from any liability of the other for any property loss, property damage or personal injury to the extend covered-by insurance carried by the party suffering the loss, damage, or injury. The tenant must carry own liability and property insurance policy. Landlord is not responsible for any damage or loss caused by natural disaster and/or fire, theft including documents and personal property.

the use of the premises with a maximum period of 30 days. If the Tenant substantially is deprived from the use of the premises for more than 60 days because of such damage, Tenant may terminate this lease by delivering written notice of termination to Landlord with a minimum of 30 days advanced notice.

Notice of Default: Before starting a legal action to recover possession of the premises based on Tenant’s default, Landlord will notify Tenant in writing of the default. Landlord will take legal action only if Tenant does not correct the default within 10 calendar days after written notice is given or mailed to Tenant.

Quite Enjoyment: The Tenant has the right to occupy the premises peacefully and without interference. The Tenant acknowledges that it must conduct itself so as not to interfere with other tenants’ rights to quite enjoyment.

Eminent Domain: This Iese will become void if any part of the leased premises or the building in which the leased premises are located are taken by eminent domain. The Tenant has the right to receive and keep any amount of money that the agency taking the premises by eminent domain pays for the value of the Tenant’s lease, its loss of business, and for moving and relocation expenses.

Holding Over: If the Tenant remains in possession of the premises after the lease ends, the continuing tenancy will be on a month-to-month basis and the price will be determined by the landlord.

Disputes: Mediation and Possible Litigation: If a dispute arises, each party will cooperate fully and fairly with a mediator chosen by the Landlord. If the dispute is not resolved within 30 days after it is referred to the mediator, the dispute will be arbitrated by and arbitrator chosen by the Landlord and if not resolved within 30 days, the matter will be taken to court.

Judgment on the arbitration award may be entered in any court that has jurisdiction over the matter. Costs of arbitration, including lawyers’ fees will be allocated by the arbitrator.

Entire agreement: This is the entire agreement between the parties. It replaces and supersedes any and all oral agreements between the parties, as well as any prior written agreements.

Successors and Assignees: This lease benefits the heirs, successors, and assignees of the parties.

Notices: All notices must be in writing. A notice may be delivered to a party to the address that follows the party’s signature or to a new address that a party designates in writing. A notice may be delivered in person, via email, to the address provided below, by certified mail, or by overnight courier.

Governing Law: This lease will be governed by and construed in accordance with the laws of the

Waiver: If one party waives any term or provision of this lease at any time, the waiver will be effective only for the specific instance and specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of its rights or remedies under this lease, the party retains the right to enforce that term or provision later.

Severability: If any court determines that any provision of this lease is invalid or unenforceable, any invalid or unenforceability will affect only that provision and will not make any other provision of this lease invalid or unenforceable, and shall be modified, amended, or limited only to the extent necessary to render it valid and enforceable.

Dated: December 1st, 2022.

Landlord		Tenant
Name of Business:		Name of Business:
Baez-Pavon Insurance Group LLC		La Rosa Realty LLC
By:	Julissa Baez-Pavon
By:

Title:	MBR	Title:

Address: 3388 Magic Oak Ln		Address: 1420 Celebration Blvd
Sarasota, FL 34232		Suite 200, Celebration, FL 34747
Email:		Email:

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